UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2023

Safeguard Scientifics, Inc.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-05620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

150 N. Radnor Chester Rd., STE F-200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.10 par value)	SFE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Stock Splits and Overall Transaction

On December 15, 2023, Safeguard Scientifics, Inc. (the “Company”) held a Special Meeting of Shareholders (the “Special Meeting”). At the Special Meeting, shareholders of the Company adopted amendments (the “Amendments”) to the Company’s Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), to effect a reverse stock split of the Company’s common stock (the “Reverse Stock Split”), followed immediately by a forward stock split of the Company’s common stock (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Splits”), at a ratio of (i) not less than 1-for-50 and not greater than 1-for-100, in the case of the Reverse Stock Split, and (ii) not less than 50-for-1 and not greater than 100-for-1, in the case of the Forward Stock Split.

Upon the adoption of the Amendments to the Articles of Incorporation at the Special Meeting, on December 15, 2023, the Company’s Board of Directors (the “Board”) determined the reverse stock split ratio to be 1-for-100 and the forward stock split ratio to be 100-for-1 (collectively, “Stock Split Ratios”), which are within the ranges approved by the Company’s shareholders at the Special Meeting. The Board directed the Company’s management to file the Amendments to the Articles of Incorporation with the Pennsylvania Department of State to effectuate the Stock Splits with such Stock Split Ratios.

At this time, the Board believes that the Stock Splits to be effected at the Stock Split Ratios would reduce the number of record holders of the Company’s common stock below 300 (i.e., the level at or above which the Company is required to file reports with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and the Board determined to give effect to the Transaction (as defined below). The actions the Company would take to suspend, and events that occur as a result of such actions that would have the effect of suspending, the Company’s reporting obligations under the Exchange Act, including effectuating the Stock Splits, delisting the Company’s common stock from trading on The Nasdaq Stock Market LLC (“Nasdaq”), as described below, terminating the registration of the Company’s common stock under Sections 12(b) and 12(g) of the Exchange Act and suspending the Company’s reporting obligations under Section 15(d) of the Exchange Act, are collectively referred to as the “Transaction.”

Voluntary Delisting from Nasdaq

On December 15, 2023, the Board approved the Company voluntarily delisting its common stock from trading on Nasdaq and deregistering its common stock under Section 12(b) of the Exchange Act by filing Form 25 (Notification of Removal From Listing and/or Registration under Section 12(b) of the Exchange Act) with the SEC. The Company expects that the delisting will occur ten days after the filing of Form 25, at which point, the Company intends to file a Form 15 with the SEC certifying that it has less than 300 shareholders of record, which will terminate the registration of the Company’s common stock under Section 12(g) of the Exchange Act. Following the delisting of the Company’s common stock from trading on Nasdaq, any trading in the Company’s common stock would only occur in privately negotiated sales and potentially on an over-the-counter market. The Company has applied for its common stock to be quoted on a market operated by OTC Markets Group Inc. (the “OTC”) so that a trading market may continue to exist for its common stock. There is no guarantee, however, that a broker will continue to make a market in the common stock and that trading of the common stock will continue on an OTC market or otherwise.

Special Cash Dividend

The Company has previously announced that the Board declared a special cash dividend of $0.35 per share, contingent on the adoption of the Amendments to the Articles of Incorporation at the Special Meeting and the Board thereafter giving effect to the Transaction. On December 15, 2023, the Board approved such special cash dividend without any contingencies, and it is payable on December 28, 2023 to shareholders of record as of the close of business on December 19, 2023. The ex-dividend date will be December 29, 2023.

Planned Management Structure Adjustments

The Company has previously announced that, in connection with the Transaction, the Company was planning to reorganize its management structure to primarily use an external service provider, with the Company’s current executive officers and employees expected to provide limited services to the Company.

In connection with the Board determining to proceed with the overall Transaction, on December 15, 2023, the Board approved and the Company entered into a letter agreement (the “Services Agreement”) with Rock Creek Advisors, LLC (“Rock Creek”) and two letter agreements with each of Eric C. Salzman, the Company’s Chief Executive Officer, and Mark Herndon, the Company’s Senior Vice President and Chief Financial Officer related to Messrs. Salzman’s and Herndon’s (i) termination as full-time employees of the Company (“Termination Letter Agreements”) and (ii) temporary employment arrangements (“Employment Letter Agreements”).

Pursuant to the terms of his employment agreement, dated January 1, 2023, Mr. Salzman will serve as the Company’s Chief Executive Officer for a term ending on December 31, 2023. The employment agreement with Mr. Herndon, dated September 17, 2018, will be terminated, and Mr. Herndon will no longer serve as the Company’s Senior Vice President and Chief Financial Officer, effective December 31, 2023. The Termination Letter Agreements will be effective as of December 31, 2023. The Services Agreement and Employment Letter Agreements will be effective as of January 1, 2024.

Pursuant to the Services Agreement, Rock Creek will perform certain consulting and advisory services (the “Services”) related to the outsourcing of the Company’s financial and operational functions. The Services include: (i) performing weekly accounting operations (for example, accounts payable and cash disbursements), as well as general ledger updating and reconciliation; (ii) generating quarterly and annual financial reports in accordance with GAAP; (iii) working with the Company’s tax advisor on completing annual tax returns; (iv) distributing proceeds from the sale of investments to shareholders, as applicable; (v) serve as executive officers of the Company; and (vi) other Services set forth in Exhibit A to the Services Agreement. In connection with the Services, the Company will pay Rock Creek a monthly fee of $25,000 for the first twelve months of the engagement. The fee will be reduced to $20,000 per month thereafter. In addition, the Company will reimburse Rock Creek for all reasonable out of pocket expenses and costs incurred in connection with the performance of the Services, provided that reimbursement of expenses in excess of $2,500, for any given expense, or in excess of $5,000, in the aggregate, during any monthly period will require the Company’s prior approval. Either the Company or Rock Creek may terminate the Letter Agreement upon 30 days' advance written notice.

Pursuant to the Termination Letter Agreements, each of Messrs. Salzman and Herndon will receive COBRA coverage under the Company’s medical insurance program for up to six months starting from January 1, 2024, provided, however, that such coverage will terminate immediately upon commencement of full-time employment with any other employer during such six months. The Termination Letter Agreements also provide for customary confidentiality and mutual non-disparagement obligations, as well as a release of claims, subject to certain exclusions, and other customary provisions.

In addition, under the Termination Letter Agreement with Mr. Salzman, 125,000 performance based restricted stock units previously granted to Mr. Salzman will vest in full effective as of December 15, 2023, and pursuant to the Termination Letter Agreement with Mr. Herndon, he will receive a cash payment of: (i) $142,500, which is equal to six months of his base annual salary and (ii) $171,000 as his incentive plan compensation under the Company’s Management Incentive Plan.

Under the terms of the Employment Letter Agreements, effective January 1, 2024, each of Messrs. Salzman and Herndon will be a temporary at-will employee of the Company providing services to the Company from time to time on as-needed basis, at a rate of $400 per hour. Mr. Salzman will be serving as Senior Advisor to the Company, and Mr. Herndon will be serving as Executive Advisor to the Company. In addition, in 2024, Mr. Salzman will be serving as a director or observer, as applicable, of certain of the Company’s portfolio companies, and the Company will pay Mr. Salzman up to $200,000 for such board related services, subject to adjustment if the number of boards, for which the Company has the right to nominate a director or observer, is three or less as of June 30, 2024.

The foregoing description of the Services Agreement, Termination Letter Agreements and Employment Letter Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of these agreements, attached hereto as Exhibits 10.1 – 10.5 and incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement.

The description of the Services Agreement included under Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The description of the Board’s approval of the Company voluntarily delisting its common stock from trading on Nasdaq and deregistering its common stock under Section 12(b) of the Exchange Act included under Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 3.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The description of the Company’s management structure adjustments included under Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 15, 2023, the Company held the Special Meeting. At the Special Meeting, the shareholders voted on the proposals to adopt the Amendments to the Company’s Articles of Incorporation to effect the Reverse Stock Split and the Forward Stock Split. As of October 24, 2023, the record date for the Special Meeting, there were 16,575,618 shares of common stock outstanding and entitled to vote at the Special Meeting. At the Special Meeting, 13,716,003 shares of common stock were virtually present or represented by proxy and, therefore, a quorum was present.

The proposal to adopt the Articles of Amendment to the Articles of Incorporation to effect the Reverse Stock Split received the following votes:

For	Against	Abstain
13,035,123	633,278	47,602

The proposal to adopt the Articles of Amendment to the Articles of Incorporation to effect the Forward Stock Split received the following votes:

For	Against	Abstain
12,201,621	1,466,752	47,630

Based on the votes set forth above, the shareholders adopted the Amendments to the Articles of Incorporation to effect the Reverse Stock Split and the Forward Stock Split.

The proposal to adjourn the Special Meeting to solicit additional proxies if there were insufficient votes to adopt the Amendments to the Articles of Incorporation to effect the Reverse Stock Split or the Forward Stock Split at the time of the Special Meeting was rendered moot in light of the adoption of the Amendments to the Articles of Incorporation to effect the Stock Splits.

Item 7.01	Regulation FD Disclosure.

On December 18, 2023, the Company issued a press release, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

The exhibit is being furnished pursuant to Item 7.01, and the information contained therein shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Number	Exhibit

10.1	Letter Agreement by and between the Company and Rock Creek Advisors, LLC, dated December 15, 2023
10.2	Termination Letter Agreement by and between the Company and Eric C. Salzman, dated December 15, 2023
10.3	Employment Letter Agreement by and between the Company and Eric C. Salzman, dated December 15, 2023
10.4	Termination Letter Agreement by and between the Company and Mark A. Herndon, dated December 15, 2023
10.5	Employment Letter Agreement by and between the Company and Mark A. Herndon, dated December 15, 2023
99.1	Press Release, dated December 18, 2023
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: December 18, 2023	By:	/s/ G. Matthew Barnard
	Name:	G. Matthew Barnard
	Title:	General Counsel